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Exhibit 99.1

MAGNA ENTERTAINMENT

Moderator: Tom Hodgson
March 10, 2005
9:00 am CT

Operator:

Ladies and gentlemen, thank you for standing by and welcome to the Magna Entertainment Update Conference Call.

During the presentation, all participants will be in a listen-only mode.

Afterwards, we'll conduct a question and answer session.

At that time, if you have a question, please press the 1 followed by the 4 on your telephone.

As a reminder, this conference is being recorded Thursday, March 10 2005.

I would now like to turn the conference over to Tom Hodgson.

Please go ahead, sir.

Thomas Hodgson:

Thank you, operator. And good morning, ladies and gentlemen, and welcome to the MEC Conference Call on the subject of our recent management realignment and yesterday's developments in Florida.

My name is Tom Hodgson, the newly appointed President and CEO of Magna Entertainment. I'm joined today by Jim McAlpine, our newly appointed Vice Chairman, Corporate Development, by Dennis Mills, our Executive Vice Chairman, and by Blake Tohana, our Executive VP and Chief Financial Officer.

Let me begin by stating that this call will contain forward-looking statements. Rather than reading our disclaimer related to forward-looking statements, I would like to refer you to our fourth quarter press release dated February 22 which includes the disclaimer at the end of the text.

I want to begin by telling you that I truly feel honored and privileged to be appointed President and CEO of Magna Entertainment. This is a fine company with a unique strategic vision for the global pari-mutuel and gaming industry. It has an unrivaled portfolio of racetrack assets which nobody else will ever duplicate. There's only one Santa Anita, one Gulfstream, one Lone Star Park, one Maryland Jockey Club. And this portfolio has been put together in a very short period of time.

For the last six months, I've been on the board of MI Development, the parent company of MEC, and have been working closely on a daily basis with the MEC Executive Committee and the Senior Management Group.

I would tell you that I believe we have an exceptional group of people on the Executive Committee and in management throughout the company. Under Jim's leadership over the past four and a half years, this management group has created the company we have today. And that is no mean feat.

I look forward to continue working with Jim and having him as a key member of this team going forward.

One of yesterday's newspaper articles pointed out that I have no background in the horse racing industry. Well, that's a fact. But we have on our executive management committee, Don Amos, Joe DeFrancis and Ron Charles who've been in the business essentially their entire lives and who know the industry intimately as well as anyone. I consider these people my partners in managing the company forward.

At the same time, we have to openly acknowledge that MEC needs to be on a different financial trajectory. It has lost money for the past three years, and it will lose money in 2005. Indeed, we will have a small loss in the first quarter of 2005 which has in prior years been our most profitable quarter.

What are the reasons for that? Firstly, Gulfstream Park, as most of you will know, is operating out of temporary facilities while we reconstruct the clubhouse and will generate about $10 million less in EBITDA this year than it has — than it did last year in the first quarter.

Secondly, the Bay Meadows lease terminated late last year. Bay Meadows contributed about $5 million to the first quarter of last year.

Thirdly, our European operations still very much in the start-up phase will generate losses of about $5 million this quarter. Europe had no impact on 2004 first quarter because they were still under construction.

Fourthly, part of the Golden Gate meet has moved from the first quarter to the second quarter. So there's a timing difference there on some of our EBITDA.

Fifthly, we're bearing in aggregate about $5 million more in depreciation and interest expense in first quarter of 2005 than was the case in the first quarter of 2004.

And lastly, has been weather. St. Martin may pray for rain in Southern California but we don't. And we've had a lot of it this year that has reduced field size and attendance significantly at Santa Anita, in particular. We've had similar problems in Laurel.

So the result of all of this is that our profit in Q1 2004 will slip to a small loss in Q1 2005.

Getting to cash flow breakeven and then to sustainable profitability is not a two-month exercise or a two-quarter exercise. It's more like a two-year exercise as we build revenue in the horse racing and gaming business and manage our operating costs more tightly in the head office and in the field.

Restoring MEC's financial trajectory also involves strengthening the balance sheet by raising equity and/or bringing partners into some of our business units. You will understand that we cannot be specific at this time, but it is important for you to know that these types of initiatives are being aggressively pursued. When we are able to be specific and as soon as we're able to be specific, we will be.

Now, I'm going to turn the call over to Jim whose prior leadership I respect and whose continuing very active support I value tremendously. And then I'm going to ask Dennis to give you some color on our referendum win in Florida yesterday.

Jim?

Jim McAlpine:

Thanks, Tom, and good morning, everyone.

As most of you know, the past four and a half years at MEC have been very intense. Many people throughout the company played a key role in building the racing and gaming entertainment platform that MEC is today.

On a personal level, I worked 12 hours to 14 hours a day, seven days a week and enjoyed every minute of it.

Over the past several weeks, Frank Stronach and I have had a number of discussions concerning the future leadership of MEC.

I will mark my 60th birthday next year, and while I want to work for many more years, I do not think it makes sense to carry on at the same pace indefinitely.

After observing Tom Hodgson in his capacity as a member and then Chairman of our Executive Committee, I recommended to Frank that Tom would be the appropriate person to succeed me as President and CEO. Frank took our joint recommendation to the board of MEC and I am very pleased with the result.

I know Tom will do a great job and I'm confident that MEC will be successful in the years ahead. And I look forward to continuing to play a meaningful role in ensuring that success.

Thomas Hodgson:

Thank you, Jim.

Dennis?

Dennis Mills:

Yes. Thank you, Tom.

Well, we are very excited about the results in the referendum two days ago in Florida. And, first of all, I'd like to thank all the members of the coalition who worked together to bring the success that came forth.

We were obviously very disappointed in the reaction in Miami-Dade, but we will continue to work with Calder and all the members of the coalition so that we can develop a bill that is global in solution for all the members of the pari-mutuel coalition.

And as some of you may know, as a result of the statewide vote in 2004 and the vote that took place yesterday, the legislature is constitutionally required to pass implementing legislation during this current 60-day legislative session which is between March the 9th and May 6 with an effective date no later than July 1, 2005.

As I mentioned, the vote of approval of this constitutional amendment took place in November so Tuesday's county vote was simply a separate vote to authorize slot machines.

So, as I repeat, we will continue to work with other members of the coalition to have a fair and equitable piece of legislation.

Thanks, Tom.

Thomas Hodgson:

Thank you, Dennis.

Before we go to questions, let me just reiterate then. I am truly excited about the future of MEC. I have tremendous respect for the team of people that Jim has put in place over the last four and a half years. And I want you to know that we have a very strong joint commitment — and I'm speaking on behalf of the management group and the executive management committee — to restore a more acceptable financial trajectory for the company without compromising our strategic long-term future.

Operator, I think we're now ready to open the floor to any questions.

Operator:

Thank you.

Ladies and gentlemen, if you'd like to register for a question, please press the 1 followed by the 4 on your telephone.

You will hear a three-tone prompt to acknowledge your request.

If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3.

If you're using a speakerphone, please lift your handset before entering your request.

One moment please for the first question.

Our first question comes from the line of (Rick Tulka).

Please go ahead.

(Rick Tulka):

Tom, I have a couple of questions for you. The company and Mr. Stronach have talked about in particular the New York tracks and adding them to our portfolio. I'd like to get your feeling on adding tracks to the portfolio particularly in New York and maybe you want to just address the slot situation there. But, it would seem to me, from this shareholder, given our kind of new direction as a gaming company, does it make sense to add tracks to our portfolio?

Thomas Hodgson:

I'll bring — I'll lean on Jim to answer this question. But let me say that at the moment, adding tracks is not part of our game plan in the immediate future.

One certainly has to acknowledge that the NYRA assets are a very, very interesting package. And clearly, our focus strategically is going to continue to focus on gaming opportunities. We've got Oklahoma and we've got Pennsylvania. We will have Florida shortly.

So, it's an interesting possibility that, you know, we will certainly keep a close eye on. But in terms of our priorities in the immediate future, focusing on earnings improvement and focusing in on strengthening the balance sheet is really where us at.

One of the reasons clearly for strengthening the balance sheet is so that when really interesting and attractive opportunities arrived in the future, we're able to capitalize them.

(Rick Tulka):

Yeah.

Jim McAlpine:

I guess I would just add to Tom's comments by saying that it's been no secret for the past four and a half years at least that racing in New York is extremely important to thoroughbred racing in America. And we have watched the activities in New York with tremendous interest as we built MEC because it is an important piece of the equation. And we have said and that if and when those assets become subject to some effort for privatization potentially or bidding of the franchise that we would definitely take a serious look and be interested.

Those of you who've been shareholders of our company for a long time know that we view the international market for pari-mutuel wagering as a significant opportunity. And clearly that market is enhanced by having access to the best possible content. We already own some of the best content in the world. NYRA represents other extremely valuable content and obviously, we would be interested in looking at that eventuality. But as Tom says, you need to have strong balance sheet and financing capability to take on an opportunity of that magnitude. Because —

Thomas Hodgson:

And any acquisition that we make is going to have to generate an appropriate positive rate of return in a short period of time.

(Rick Tulka):

And on that note, with the Vienna, we poured a lot of capital there and we'll continue to incur losses over the next couple of quarters or year or whatever, can you give us any indication of how you see that shaking out and what type of returns you would expect from that property?

Thomas Hodgson:

Let me make the following comment. We put in to our European operations last October a senior executive by the name of Hans Siebert who I think is one of the really key people in the management team in the company.

It is a start-up operation. It opened in 2004. The current results are not viewed as acceptable by anybody. It is a major strategic focus of MEC over the next weeks and months to refine the business plan for our European operation so that it doesn't represent a continuing serious loss for the company and to get it to breakeven as quickly as possible.

I don't want to mislead you to thinking that that breakeven is going to occur in 2005. We're going to have to work very hard to get us towards that in 2006. It's in some respects virgin territory of our business in Europe. It is strategically very important in terms of international distribution of the signal and building of the pari-mutuel business, the betting potential of that market. It is going to remain a pinpoint and a strategic focus to get us turned around over the next little while.

(Rick Tulka):

The only reason I bring this all up is because I'm sure 99% of the people on the call and investors, and you have a pretty new shareholder base are really focusing on the gaming opportunities and, you know, I would imagine would be unhappy continuing to plough money into new tracks and go that direction. That's just my opinion. Take it for whatever it's worth, but thank you.

Thomas Hodgson:

Well, I'll take it for what it's worth. I think it's very valuable. I think we have to have an approach to any acquisition that we make or indeed, you know, some of the assets that we currently own that they have to generate an appropriate positive rate of return whether that is coming from gaming or whether it's coming from horse racing.

(Rick Tulka):

Good. Thank you. Well, welcome to the company.

Thomas Hodgson:

Thank you.

Operator:

Thank you.

Our next question comes from the line of Tony Campbell.

Please proceed with your question.

Tony Campbell:

Good morning all. I have two questions actually.

Just for us folks in the States, could you perhaps give me — give us an idea of your CV? It was sort of I understood you worked at a couple of financial institutions in Canada but maybe you could describe yourself. And then I have a follow-up question.

Thomas Hodgson:

Sure.

Well, I started — I graduated in the mid-70s with an MBA in Finance and Accounting then seven years with Canadian Imperial Bank of Commerce in Toronto and in London, England, left as a Vice President of the bank in policy and planning area, spent three years at a Canadian-trust company called Canada Permanent which was subsequently merged into Canada Trust and has now been taken over by TD Bank. I was Executive Vice President in charge of the wholesale operations of the company, investment management, commercial lending, that sort of thing. Seven years with another financial institution group called Central Guarantee Trust, Central Capital, President and CEO of the trust company which was also later taken over — the assets were taken over by TD Bank.

I had my midlife crisis at that point and went to Oxford to work on a Doctorate in Economics for a couple of years, worked in London in Educational — International Educational Charity as Executive Director, a group that I've been on the board of for many years.

I returned to Canada to run a Mutual Fund Company that was part of a Canadian investment dealer. I went back to the UK as Chief Operating Officer of a Financial Internet Company, came back to Canada and have been until very recently President of a company called Strategic Analysis Corporation which has been advising corporations on restructuring and financial management.

Tony Campbell:

Okay. Thank you.

Now my question, I guess what it was — two weeks ago, the Mayor of, I think, Dixon, California was quoted as saying that the Magna acreage was worth somewhere around 2 million bucks. And I guess one of the things that upsets us as long-term shareholders, you guys can't — if that's an asset and there's no track and it's worth 2 million bucks an acre or even a 1 million bucks an acre, why do we own it and why can't we sell some of the stuff? You can't — you say you've got four fine tracks which I would absolutely concur with but I think you need to I mean, a 2 million bucks an acre the last count, that's sort of like $400 million before taxes. Isn't time to start getting out and focusing some of these assets? I mean we've been hearing for years that you're going to do it and it's sort of the time to do it, I think.

Thomas Hodgson:

Well, Tony...

Tony:

And that might be an appropriate asset to do something with.

Thomas Hodgson:

Tony, if that was a firm bid from the Mayor, I think we probably would be very, very interested.

I did mention towards the latter part of my comment that we are looking at partnership opportunities for some of our business units. I mean that certainly goes to some of our track assets as well. And, you know, while I can't tell you today, you know, the nature of conversations that are going on, I take your point. There are tracks that we certainly do not need to own 100% of. And that will be an important part of our strategic focus.

Tony Campbell:

Well good. I look forward to —

Thomas Hodgson:

I'm going to also ask Jim or Dennis to chime in on this because both of them are more familiar with Dixon than I am.

Jim McAlpine:

Well first of all, Tony, I didn't see that $2 million per acre or even $1 million per acre. It's worth substantially less than that so there isn't the kind of opportunity to convert real estate into cash in Dixon, California that you're talking about.

Secondly, you know, the gaming opportunities that are presenting themselves to us result from the fact that we're in the pari-mutuel business and we own the appropriate assets that can be leveraged or converted into gaming opportunities. And we still believe that our core business is important to the future in its own right in addition to what it represents in terms of being able to leverage in the gaming opportunities.

And so Dixon is potentially a long-term important strategic asset as racing in Northern California gets restructured because we know that the person that continues to operate Bay Meadows, at least currently, is a real estate trust. And over time the highest and best use for them of that property is a real estate development, not a racetrack. And then there are many race days that come up for grabs and we think that they would be an ideal addition to the MEC racing portfolio.

So, first point is there isn't the value that is ascribed to the land in that article. Regrettably, if there were then I might be recommending a different course of action. But it's nowhere near that. And the assets are important at this juncture still in terms of our long-term strategic plan and, as Tom said, with all of our racetracks and other assets, we are aggressively looking at partnership potential for a variety of great reasons that we think will satisfy our shareholders tremendously in the future.

Tony Campbell:

Well I look forward then to hopefully meeting Tom in a not-too-distant future.

Jim McAlpine:

So do I, Tony. Thank you.

Operator:

Thank you.

Our next question comes from the line of Ryan Worst.

Please proceed with your question.

Ryan Worst:

Thanks. Hi, Tom.

I know you haven't been here that long but you already mentioned Vienna as a place that you'd like to focus at, you know, in improving returns. Are there any other areas that kind of stick out as, you know, wanting some strategic review and potential changes?

Thomas Hodgson:

Yeah. Do you want me to tell you what they are?

Ryan Worst:

Yeah, if you wouldn't mind. That's why I asked the question.

Thomas Hodgson:

Well, listen, I'm not trying to be facetious. I'd make a general comment that I think that we need to improve the returns from essentially everything that we do.

There are a couple of other specific areas that we are focusing on where, you know, it may be easier to have a bigger impact in the short-term and where we need to have a big impact in the short-term.

We have focused a lot of time and attention on our head office costs as an opportunity for cost savings. We are also focusing on our media business, HRTV, which is, you know, closely tied and very important to our XpressBet operation. But we need to manage it in a way that's not a drag on earnings as it is right now.

Ryan Worst:

Okay.

And then, just given your position — previous position as a part of the MI Development Executive team, do you have any feeling on how that team views the proposals for the shareholder meeting that's coming up?

Thomas Hodgson:

Well, first of all, let me that my role at MID was as a member of Board of Director. And I was retained initially by the company to do some analysis on MEC and to provide some guidance to MID with respect to their investment in MEC. In that capacity, I spent virtually 100% of my time over the last five or six months working very closely with the MEC management team and executive committee. And, to be honest, not very much with respect to the MID executives in their other — in anything to do with their business of leasing factories and facilities in Magna and developing real estate and that sort of thing.

I do know because they discussed it on their last conference call that they've constituted a special committee to look at the proposals that have been brought forward by Greenlight. And there's a schedule for that committee to report and for MID to issue material with respect to the meeting over the next month or so.

It would be inappropriate and I'm not knowledgeable to the point that my opinion would be meaningful in any case. But it would be inappropriate for any of us to comment beyond that in terms of the process that MID is going through.

Ryan Worst:

Okay, that's fair enough.

One more question, this is probably maybe more for Jim. But, you know, what are some of those things that you could do to keep that coalition together in Florida because, you know, it seems like slots in Broward County and not Dade County could be kind of detrimental to not only in pari-mutuel business in Dade but also the tourism business and the county in general. How do you expect to keep those lawmakers onboard and lobbying for the best interest of Broward County in legislature?

Jim McAlpine:

Well it's a little early to say that we are 100% clear on all the actions that need to be taken. But philosophically, we've always said that we hope both Broward and Miami-Dade would pass because that represents a critical mass and a very important market in that part of the state. And that critical mass could general substantial revenues for a variety of government programs as well as permit the redevelopment of, in our case, particularly the thoroughbred interest. And when I say "our case," I mean the thoroughbred industry which we believe is a very important economic engine for the State of Florida.

So, it's in our best interest, we believe, and we are conscientious in terms of reaching out to the other members of the coalition whether they're in Broward or they're in Miami-Dade to find ways that, first of all, permits this process to continue pursuant to the referendum that passed in Broward, but also to look at ways that the representatives or entities in Miami-Dade could also participate now or through some future referenda or regulatory change that would allow their participation.

So — and the bottom-line is this is not the time for any of us to be a hog. This is the time to find a solution that allows this thing to move forward in a positive way.

Ryan Worst:

Okay, thanks a lot and good luck, Tom.

Thomas Hodgson:

Thank you, Ryan.

Operator:

Thank you.

Our next question comes from the line of Peter Sklar.

Please proceed with your question.

Peter Sklar:

Can you update us on what the capital spend is looking now at Gulfstream Park? I mean before what you've said, I believe, is that the redevelopment of the racing assets is 145 million. I was wondering if you could give us an update on that number.

And as well obviously, should things unfold in Florida with legislation then regulations that allow you to open up with, you know, additional gaming, how much you would spend to build a casino on the property?

Thomas Hodgson:

Let me take a shot at the second part of that question first and then I'll ask Blake to give you a specific update with respect to the capital spend on the clubhouse and track project.

And the short answer in terms of what we'll spend in the casino is we don't know. We don't know how many machines we're going to have. We don't know what the tax rates are going to be. We don't know what the regulations are going to be. Those are things which we obviously hope to nail down in the very near future.

It's — there is no question — there can't be any question that Gulfstream Park represents one of the premier sites in the United States. Our build-out there will be a function of what EBITDA we expect the casino to be able to generate given its superb location but also given those variables that I mentioned to you about tax rate, etcetera, that we just don't know right now.

Thomas Hodgson:

Go, Blake.

Blake Tohana:

Peter, at the end of 2004, we've spent $47 million on the Gulfstream project that included the completion of the backstretch redevelopment and the racing surfaces, as well as partial completion of the grandstand and clubhouse.

We're still working through the grandstand and clubhouse now up until during the balance of 2005. But at this point, we're still tracking on plan for the 145 million that we disclosed previously.

Peter Sklar:

Okay.

And, on the gaming, can you outline, you know, exactly, you know, what — in the legis — I'm not so sure how far the legislation goes in terms of providing tax rates and rules of operations and what's going to be on the regulation. So I'm just wondering if you can just talk about what's going to be incorporated in the legislation, what's going to be incorporated in the regulations, and how does the timeline look until the first coin drops.

Thomas Hodgson:

Well, Peter, first of all, everybody's attention has been focused on successful passage of the referendum on March the 8th. And we intentionally stayed away from a lot of activity in drafting final legislation because it could have been counter-productive.

There have been some drafts circulated. But I think it's fair to say that the coalition hasn't fully turned its mind to what the right splits, the right language should be, the right reg should be, the right licensing process should be. And that's going to take place over the next 30 days to 60 days as we try to move this thing forward.

So, it's very difficult for us to be specific at this time on what that's going to look like. But as soon as we know, as soon as, you know, bills that have the support of the coalition start moving forward then it'll be public information and we'd be happy to talk to you.

Peter Sklar:

But, Jim, I'm not asking what the specifics of the proposal of the coalition is going to be but rather in the legislation what it will contemplate. So, for example, whether legislation contemplate what the tax rate should be and then hours of operation, those kinds of things.

Thomas Hodgson:

Yes.

Jim McAlpine:

In the normal course — that's right.

Thomas Hodgson:

In the normal course, it would cover all those factors, Peter. And the only thing that we know and that we think we know in terms of the timeframe is the date by which the legislature is required to pass the bill which is...

Dennis Mills:

Between March 9 and May 6.

Thomas Hodgson:

Yeah.

Peter Sklar:

Yeah.

And does it appear that in Florida that there will have to be a regulator established similar to Pennsylvania and that regulator would then have to develop an infrastructure and a set of rules and regulations? Do you think it's going to uphold like Pennsylvania that way?

Jim McAlpine:

You know, I don't want to make a prediction at this point. It's early days. The government is just reacting to the referendum. Our coalition is responding to the fact that Broward passed and Miami-Dade didn't. You know, I would hope that they don't create a terribly cumbersome regime. But in the final analysis, every state government dances to the tune of its own drummer and they come up with what they think is appropriate for their constituents.

Thomas Hodgson:

Peter, we might have a lot more meaningful information by the time of our first quarter conference call.

Peter Sklar:

Right. Okay.

And just one last question, Blake, can you update us on the capital spend at the Meadows.

Blake Tohana:

All right, the capital — I don't think there's anything to update on the capital spend of the Meadows, Peter, from what we've talked about previously.

Peter Sklar:

So are you still — the budget is unchanged?

Thomas Hodgson:

The budget is unchanged. We're still going through the process there of getting all of the licenses and the license board and, you know, all of those administrative issues dealt with.

Peter Sklar:

Okay, thank you.

Thomas Hodgson:

Thanks, Peter.

Operator:

Thank you.

Our next question comes from the line of Tim Rice.

Please proceed with your question.

Tim Rice:

Good morning.

First of all, I think maybe I can clarify (Tony's) question a little bit. I think he was referring to the Dixon authorities who visited Golden Gate. And in the course of the visit, the Mayor of Albany said that the Golden Gate property was worth 2 million an acre. Does that change your comments at all or...

Jim McAlpine:

If that was a firm offer, we'd look at it.

Tim Rice:

Okay.

Jim McAlpine:

I think he's high, Tony.

Tim Rice:

Okay.

Probably the biggest issue since MEC has been public has been the chasm between yourselves and Churchill Downs as far as the, I guess for a lack of better data point say, the EBITDA margin. And it's somewhat puzzling to those of us who own a stock because we know that your properties in most cases are better or at least as good as. And certainly the management on the ground at these tracks is capable of producing results that are equal to or better than your competitor.

And notwithstanding the efforts that have been involved in lobbying and trying to get these legislation — legislative initiatives passed, it seems that we still haven't been able to see that gap closed. Can we get any picture at all — and I'm not asking for specific numbers but when can we expect to see the properties on the same-store basis begin to show operating improvement both in terms of the topline and in terms of profitability totally apart from the slot operation?

Thomas Hodgson:

Let me start by saying we have a very high regard for Churchill. Obviously, they are a competitor but it's a fine firm.

We have clearly followed a business model that has been different than theirs in terms of our focus on international, our focus on HRTV, on XpressBet and on a larger number of tracks some of which have gaming opportunities in the future that don't necessarily accrue to our five or six marquee tracks. I think, you know, Churchill has concentrated on a smaller number than certainly what we have in total and done a very good job.

When will the gap close? Well I mean, you know, I really laid out that we're looking at sort of a two-year timeframe to get where we want to get. You're going to see progress during that period but I don't want you thinking that, you know, there's going to be big leaps forward in the, you know, in the second or third quarter this year. It's going to take time and there are going to be costs associated, you know, with getting our own cost structure down to where it should be and costs associated with generating the topline whether it's from more traditional pari-mutuel or from some of these new gaming opportunities.

Jim McAlpine:

But, Tim, if you just take a couple of specifics. If you took Santa Anita and did a — and looked at our performance at Santa Anita versus Hollywood, we performed exceptionally well against that benchmark.

And if you took Gulfstream Park against Calder in Gulfstream Park's best year under ownership, we performed very well against Calder.

Now, as Tom said, we embark under different strategy. At Santa Anita, we believe that we need to do investment of facilities to create an entertainment venue, a sense of energy and excitement rather than just continue to appeal to the same core horse racing fan that has a cost attached to it.

Similarly in Florida, we decided on a long-term strategic objective that said as the market deregulates as we can expand dates which gives us more content for the global marketplace for pari-mutuel wagering, we had to take some investments that have got a longer term payback. So the first one was investing in Palm Meadows. Churchill obviously chose a different path. The next step was redeveloping the racing assets and then the grandstand entertainment piece at Gulfstream Park.

You know, there's — it's very difficult and I — it must be frustrating sometimes for analysts and investors to try to compare these two companies. But hopefully, we've been as candid and open as we can be in terms of what our strategy is and what the cost of playing it our way are as we've made some of these investments.

And, as Tom said, you know, the key challenge now is to really zero in on, you know, we've got the asset base in place; now, we've got to bring up the returns. And that means, in some cases, we have to fundamentally change the way we do business by developing the synergies we've talked about before but that we have not — we've not achieved fully. We've got to get really focused on that. And that's what our Executive Management Committee and key leadership, through our tracks, are looking at.

But it's — I don't have to satisfy your obvious interest in information other than to say that if we hadn't done what we thought were the right strategic things — and which we will believe are the right strategic things up to this point — we wouldn't be in a position at Gulfstream Park to participate in an international simulcasting business the way we will be.

And so we think those investments were prudent. They're difficult for you to measure us against Churchill. As Tom says, we respect Churchill and they have a somewhat different outlook of our business than we do.

Tim Rice:

Okay, thanks a lot.

Man:

Okay.

Operator:

Next question comes from the line of (Steve Logost).

Please proceed with your question.

(Steve Logost):

Yes. My questions are for Tom. The — in looking at Magna Entertainment over the last, you know, six months or more as part of MI Development's board and consultant, would you say that the — one of the core strengths of the people at Magna Entertainment would be, you know, successfully — or the ability to successfully run a casino operation? Or, you know, is that why you're talking sensibly to some, you know, gaming operators with possible, you know, joint venture opportunities?

The second question is, I wondered if in your mind there is a — any role for either management of Magna Entertainment or potentially the board of Magna Entertainment to play in MI Development's upcoming shareholder vote?

Thomas Hodgson:

There is no question that we don't have a lot of in-house expertise as it relates to running a casino. I mean, obviously, we've got expertise in a related field but it's not specific to that industry.

The two — until the referendum yesterday, the two operations that were very much in the front burner, Oklahoma and Pennsylvania, are of significantly different scale between them.

Oklahoma, which we can move on most quickly is a relatively small facility and it will start with 650 machines going up to 750. In Pennsylvania, we're looking at a much larger facility in the range of 2,000 to 3,000 machines.

Clearly, we need to attract expertise and capability that we don't have. And, you know, your speculation vis-à-vis a potential gaming partner may be quite intelligent speculation.

In terms of the second issue, I really don't want to speak much about it. Certainly, MEC has been requested to provide information to MID and we have done that. I think I'm going to — I think I'm going to duck the question beyond that. I think the appropriate process will be followed by MID and they will be issuing documents in due course.

(Steve Logost):

Okay. I just had one other follow up. And it's really — I know there are potential developments in various stages at, you know, Santa Anita and Golden Gate as well as the Forest City opportunity at Gulfstream. I know that, you know, these things take years but could you give us, you know, either your outlook on those developments and whether or not Magna Entertainment, you know, may be able to monetize some of these assets sooner rather than later in terms of these real estate developments.

Jim McAlpine:

Let me take a try at that one. As you know, we announced some time ago a relationship with Forest City with respect to Gulfstream Park. And we were moving well along that path with Forest City, going through entitlement process, etcetera, when the prospect of a successful Florida referendum in November '04 raised its head.

And then, there was success on November 4 and we and Forest City decided that it was prudent to put the brakes on the entitlement process, take a step back, and see exactly what gaming could mean to that site as it's related to the retail entertainment complex.

So we've been — I wouldn't say we've been idle — we've been kicking around different thoughts but we have not been as aggressive as we will be or as we were previously because we thought it was prudent to really think this one through.

We now have the passage of the referendum yesterday — or day before yesterday. And so we can get back into full gear in terms of completing our planning, although we still need this legislation because, as Tom said, you don't know how many machines you've got, you don't know what the tax rate is so there's still some unanswered questions. Once those questions are answered, then we would hope to move forward in Florida relatively quickly.

In California, we're up working with a company called Caruso Associates; a gentleman by the name of Rick Caruso who's a recognized California developer of, you know, just a great, great track record. And we are currently moving forward in a process with Rick of trying to modify some of the entitlements at both Gulfstream — sorry, Santa Anita, initially, and then eventually at Golden Gate Fields.

These are, as you said, long term projects. So that's where we are in terms of monetizing them in some way. Obviously, we've sought out partners who are expert in their fields. And those fields include development expertise, leasing expertise, and financing expertise with respect to this type of project. And we will lean on that expertise.

But I don't — you know, our key thrust from the beginning has been to create an environment that'll bring thousands of people to the front door of our racetracks and now, in Florida's case, the front door of, hopefully, our casino while, while at the same time, generating some cash flow off the real estate in the form of rent.

So it hasn't been our goal to sell off these piece of land or the front doors to our premier tracks to a developer. But, you know, as with any strategy, that could change over time. But it's certainly not our goal today.

(Steve Logost):

Right. I guess I meant it more as a joint venture or — as opposed to selling it off. But thank you for...

Thomas Hodgson:

Certainly, certainly, the opportunity to monetize assets via joint venture or, in some smaller cases than the ones Jim was talking about — possible outright sale is not lost on us.

(Steve Logost):

Thank you.

Operator:

Thank you. Our next question comes from the line of (Gabriel Gutman).

Please proceed with your question.

(Gabriel Gutman):

Good morning. Two questions. First, they talked in your statement about different types of slot machines. What exactly will we be getting in Broward County?

Thomas Hodgson:

In Broward County, we would expect to get the full-fledged slot machines at this stage. But everything is subject to definition as we go through the bill drafting and regulatory phase.

(Gabriel Gutman):

Will that include the — these monster jackpot machines which are quite attractive in Vegas? I know it's probably their biggest earner.

Thomas Hodgson:

It's really too early to say exactly what types of machines will be permitted.

(Gabriel Gutman):

Right. The other question is, looking at your balance sheet, the most glaring part is the very poor ratio of current liabilities to current assets. It looks like there's going to be some sort of a financing required in the very near future. Any comments on that?

Thomas Hodgson:

Over the time that I have been working alongside the MEC management, a number of initiatives have been started. And clearly, we're not in a position today to announce any of them or I very happily would.

We believe that the company's current cash position and the initiatives that are somewhere down the road which, you know, certainly as I said in my opening remarks, certainly could include raising new equity capital will address all of those liquidity concerns and cash requirements that you're referring to.

(Gabriel Gutman):

Okay, thank you very much.

Operator:

Thank you. Our next question comes from the line of (Nicholas Dulcock).

Please proceed with your question.

(Nicholas Dulcock):

Good afternoon from Europe. My question is on the Vienna racetrack and Racino. You outlined that you are expecting a loss of $5 million in the first quarter and at the best to get even in 2006.

Is there a misconception in the Racino concept as far as there is a much bigger competition for gambling money in Europe, especially in Austria, than you had expected? And what would you like to do to better the situation?

Thomas Hodgson:

Well, I'll ask Jim to address that from how it looked when the decision was made to go ahead. I mean, clearly, we knew this was going to be a long-term proposition of strategic importance as opposed to something that anybody expected was going to generate positive returns in a short period of time.

Having said that, and repeating what I said earlier, the current burn rate there is isn't something that we consider acceptable. It's not something that (Hans Siebert) considers acceptable. He's working extremely hard and we're working with him to try to bring it down to a loss in due course into a profit situation that is satisfactory on a long-term basis.

Jim McAlpine:

I guess just to go — just to go back in time to try to address your — we really see three core businesses or saw three core businesses when we started. One was the horse racing business. The second was the sports betting and casino business. And the other is utilizing that operation as our facilitating station or hub for the international marketplace to wager into the US pools.

Each of those is still a valid strategic direction. It's fair to say that each one of them has developed more slowly than we had anticipated. And, as Tom said, that's one of the reasons that we, together with our colleague who manages that operation, are very focused on trying to ensure that we keep those businesses moving forward and manage the costs to the largest extent possible.

(Nicholas Dulcock):

There is also a very big misrelation between purses and turnover in betting on the horseracing side. Do you expect to change these relations?

Thomas Hodgson:

I'm sorry, I didn't hear the first part of your question.

(Nicholas Dulcock):

There is a misrelation or — between the purses you are distributing in your track and the turnover you have on that. Do you expect to, you know, cut purses or — what do you or do you try to make a better relationship?

Jim McAlpine:

Well, you're right. We anticipated, coming into that market, that basically we pay the purses. And so we're paying purses in the absence of a compensating level of betting. So you've got to do one of two things — either you have to figure out how to increase the level of betting or you have to look at purses.

You know, we're going to — we look at both. But we're in a startup mode of a business so you can't just, you know, focus totally on eliminating or reducing purses because then you cut off your business before it has a chance to begin to flourish. So, you know, there's a balance. And we have to look at both sides.

But our primary objective is to figure out ways to grow the wagering handle so that we can afford to maintain competitive purses for that marketplace.

(Nicholas Dulcock):

But just now your purses are far above the competition from the original Vienna track?

Jim McAlpine:

They are above, yes.

(Nicholas Dulcock):

So what's the reason therefore?

Jim McAlpine:

Because we made the strategic decision to pay purses at that level.

(Nicholas Dulcock):

Uh-huh. Okay, thank you.

Thomas Hodgson:

Thank you.

Thomas Hodgson:

Okay. And ladies and gentlemen, we do need to get back to work shortly to generate — to work on generating some of the goals that we've been talking about this morning.

Can we turn it off after one more question?

Operator:

Yes, sir. There is one more question and it's from the line of (Francisco Sloski).

Please proceed with your question.

(Francisco Sloski):

Good morning. I'd like to know where the issue of the four Quebec tracks is at now? I — if I'm not mistaken, Mr. McAlpine was in Quebec — I think in January of last year — meeting with the Minister of Finance. I'd like to know if you had any word from the government since then and is it still a possibility in the short term for MEC?

Thomas Hodgson:

Let me say I was not only Quebec in January; I was there in February, March, April, May, and...

(Francisco Sloski):

Yes?

Thomas Hodgson:

....June...

(Francisco Sloski):

Yes.

Thomas Hodgson:

...and even into the fall.

You know, the — Quebec's market represents a tremendous opportunity to get it right. And so we expressed an interest; we've met with the various government people, the lottery people, the industry to talk about what we believed could be the future of racing in Quebec.

We have continued to watch the market develop. We had hoped that long before now, there would have been substantive discussions with the Government on this file. Unfortunately, that hasn't transpired.

As you know, there has recently been a change in ministerial responsibility in the Quebec Government — in the Quebec Cabinet — and we continue to attempt to have conversations to see if there is an opportunity to participate in this market.

We have a relationship with a variety of people in the province and it's something that we would look at very aggressively subject to being able to satisfy the point that Tom raised about generating a reasonable return within a reasonable period of time.

That can be accomplished with the sort of matrix that we worked through with the Government and with the lottery people. But it takes a will on the part of the Government to move it forward. Otherwise, the industry will continue to slide in the province of Quebec.

So short answer is, we were there lot; we'd love to go back and have a meaningful conversation.

Thomas Hodgson:

So everybody, where we're at today is very, very preliminary. And we, as a general matter, are keenly interested in promoting business of horse racing but the mantra is return on investments. It has to be a deal that is going to satisfy our management and our shareholders; that it's going to generate an appropriate return in a short period of time.

(Francisco):

Thank you.

Tom Hodgson:

And with that, thank you, ladies and gentlemen, very much. I've enjoyed this and look forward to talking to you in probably about two months when we release our first quarter and continuing the conversation.

Thank you very much.

END

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MAGNA ENTERTAINMENT Moderator: Tom Hodgson March 10, 2005 9:00 am CT